Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

COMPANY PRESS RELEASE

Pharmasset Reports Financial Results for Quarter Ended June 30, 2008

Princeton, NJ – ([August 14, 2008]) – Pharmasset, Inc. (Nasdaq: VRUS), a clinical stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections, reported unaudited financial results for the third fiscal quarter ended June 30, 2008. Pharmasset reported a net loss attributable to common stockholders of $15.0 million, or a loss per share of $0.69 for the quarter ended June 30, 2008, as compared to a net loss attributable to common stockholders of $7.1 million, or a loss per share of $0.40 per share for the same period in 2007.

Revenues were $0.5 million during the quarters ended June 30, 2008 and 2007 and reflect amortization of up-front and subsequent collaborative and license payments received from Roche previously recorded as deferred revenue. Total costs and expenses for the quarter ended June 30, 2008 were $15.0 million, as compared to $7.1 million for the same period in 2007. The $7.9 million increase in total costs and expenses during the quarter ended June 30, 2008 was primarily due to a $5.8 million increase in Phase 3 clinical trial expenses to support registration of clevudine for the treatment of chronic hepatitis B virus (HBV) infection, a $1.0 million increase in compensation expense resulting from increased headcount, a $0.4 million increase in new drug discovery expenses, and a $0.7 million increase in marketing and other administrative expenses. Investment income decreased to $0.2 million during the quarter ended June 30, 2008 from $0.7 million in the quarter ended June 30, 2007, primarily on lower rates of return on invested balances. Interest expense increased to $0.7 million during the quarter ended June 30, 2008 from $0.0 million in the year-ago quarter. The increase was due to interest on the $20.0 million of debt incurred during October 2007 and March 2008.

As of June 30, 2008, Pharmasset had approximately $51.0 million of cash and cash equivalents and approximately $1.0 million of short-term investments.

“We have made solid progress across all aspects of our business in this last quarter. The ANRS sponsored study investigating clevudine in combination with Viread® in HBV is a very exciting study for us and reflects the potential movement of the marketplace toward combination therapy,” stated Schaefer Price, Pharmasset’s Chief Executive Officer. “In addition, we have made substantial progress in our HCV programs with the recent clinical data from R7128 and our nomination of PSI-7851 as a next-generation lead product candidate to be advanced into clinical development. This progress allows us to maintain a well-balanced and growing portfolio of hepatology product candidates”, added Mr. Price. “We look forward to the unblinding of our R7128 genotype 2/3 patient data and hope to see data that is consistent with the antiviral activity we see in genotype 1 patients.”

Highlights of the Quarter Ended June 30, 2008

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Commenced dosing two additional cohorts of a 4-week Phase 1 study of R7128 in combination with Pegasys® (peginterferon alfa-2a) plus Copegus® (ribavirin) in both genotype 1 treatment-naïve patients and genotypes 2 and 3 treatment-experienced HCV patients.

-	Nominated PSI-7851 as a lead product candidate for the treatment of HCV. PSI-7851 is a proprietary nucleotide analogue polymerase inhibitor of HCV that is being advanced into Good Laboratory Practice (GLP) toxicology studies.

-	Announced receipt of a Notice of Allowance from the United States Patent and Trademark Office covering the anti-HCV drug PSI-6130 and its active metabolites.

-	Joined the NASDAQ Biotechnology Index and the broad-market Russell 3000 Index.

Highlights since the Quarter Ended June 30, 2008

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Announced preliminary safety and efficacy results of Cohort 3 of a 4-week Phase 1 study of R7128 1000mg twice daily (BID) in combination with Pegasys® plus Copegus® for the treatment of HCV, in which patients achieved a mean 5.0 log10 IU/mL decrease in HCV RNA and 88% (22 of 25) of patients achieved undetectable HCV RNA levels following 4 weeks of treatment with blinded safety and tolerability similar to the safety profile observed with the standard of care alone (Pegasys® and Copegus®).

-	Raised $24.2 million in net proceeds after deducting placement agent fees and estimated offering expenses by selling 1,450,000 shares of common stock to a select group of institutional investors in a “registered direct” public offering. The net proceeds from this offering will be used for general corporate purposes.

-	Announced initiation of a combination study of clevudine and Viread® for HBV by the French National Agency for Research on AIDS and Viral Hepatitis (ANRS).

Anticipated Highlights

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Announcing preliminary results of a 4-week combination study of R7128 1500 mg BID with Pegasys® plus Copegus® in treatment-experienced patients with HCV genotypes 2 and 3 by the end of the third calendar quarter of 2008.

-	Completing HBV patient enrollment for clevudine Phase 3 registration studies in the second calendar half of 2008.

-	Submitting the draft protocol and supporting documentation for our 12-week Phase 2b combination study of R7128 with Pegasys® plus Copegus® to the FDA during November 2008.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in North, Central and South America and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a 4-week Phase 1 clinical trial in combination with Pegasys® plus Copegus® through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Kurt Leutzinger

Chief Financial Officer

kurt.leutzinger@pharmasset.com

Office: +1 (609) 613-4110

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

PHARMASSET, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE NET LOSS

QUARTER ENDED JUNE 30, 2008

(UNAUDITED)

	Three Months Ended June 30,
	2008	2007
REVENUES:	$464,291	$464,291

COSTS AND EXPENSES:
Research and development	11,499,843	4,426,252
General and administrative	3,473,635	2,640,655

Total costs and expenses	14,973,478	7,066,907

OPERATING LOSS	(14,509,187)	(6,602,616)
INVESTMENT INCOME	216,287	744,938
INTEREST EXPENSE	(735,543)	(4,435)

LOSS BEFORE INCOME TAXES	(15,028,443)	(5,862,113)
PROVISION FOR INCOME TAXES	—	—

NET LOSS	(15,028,443)	(5,862,113)
REDEEMABLE PREFERRED STOCK ACCRETION	—	1,204,653

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(15,028,443)	$(7,066,766)

COMPREHENSIVE NET LOSS:
NET LOSS	$(15,028,443)	$(5,862,113)
UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE INVESTMENTS	12,503	—

COMPREHENSIVE NET LOSS	$(15,015,940)	$(5,862,113)

NET LOSS ATTRIBUTABLE TO COMMON
STOCKHOLDERS PER SHARE:
BASIC	$(0.69)	$(0.40)
DILUTED	$(0.69)	$(0.40)
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	21,635,205	17,558,466
DILUTED	21,635,205	17,558,466

PHARMASSET, INC.

CONDENSED BALANCE SHEETS

	As of June 30, 2008 (unaudited)	As of September 30, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,048,837	$68,745,694
Short-term investments	987,126	1,252,113
Amounts due under collaborative agreements	1,863,843	919,110
Prepaid expenses and other assets	1,189,002	783,311

Total current assets	55,088,808	71,700,228

EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
Laboratory, office furniture and equipment	3,240,023	2,462,647
Leasehold improvements	1,836,553	1,836,553

	5,076,576	4,299,200
Less accumulated depreciation and amortization	(2,185,498)	(1,437,080)

Total equipment and leasehold improvements, net	2,891,078	2,862,120
OTHER ASSETS	249,875	1,282,051

TOTAL	$58,229,761	$75,844,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,167,289	$—
Current portion of capital lease obligation	82,558	159,440
Accounts payable	1,314,299	3,281,600
Accrued expenses	6,538,180	5,513,407
Deferred rent	124,462	124,462
Deferred revenue	1,857,136	1,857,136

Total current liabilities	11,083,924	10,936,045
DEFERRED RENT	111,164	204,256
NON CURRENT PORTION OF CAPITAL LEASE OBLIGATION	—	41,641
DEFERRED REVENUE	4,333,257	5,726,131
LONG-TERM DEBT, net	17,899,100	—

Total liabilities	33,427,445	16,908,073

COMMITMENTS
STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value, 100,000,000 shares authorized, 21,751,503 and 21,232,991 shares issued and outstanding at June 30, 2008 (unaudited) and September 30, 2007, respectively	21,752	21,233
Warrants to purchase 116,183 shares of common stock for $12.05 per share, with 66,390 exercisable starting September 30, 2007, and 49,793 shares exercisable starting March 28, 2008 (unaudited)	1,140,114	526,720
Additional paid-in capital	120,124,752	115,518,201
Accumulated other comprehensive (loss) income	(12,664)	4,405
Accumulated deficit	(96,471,638)	(57,134,233)

Total stockholders’ equity	24,802,316	58,936,326

TOTAL	$58,229,761	$75,844,399